Exhibit 5.1

Sapiens International Corporation NV

Kaya Richard J. Beaujon z/n

Curaçao

SAPIENS INTERNATIONAL CORPORATION N.V.

Curaçao, November 14 , 2013

Ladies and Gentlemen:

We have acted as legal counsel (advocaat) in Curaçao for the purpose of rendering a legal opinion as to certain matters of Curaçao law in connection with the issuance by the Company of up to 6,497,500 Common Shares, par value €0.01 per share in the capital of the Company (the “Common Shares”), pursuant to an Underwriting Agreement entered into between Sapiens International Corporation N.V., a limited liability company (naamloze vennootschap) incorporated under the laws of the former Netherlands Antilles and currently existing under the laws of Curaçao, having its registered office at Kaya Richard J. Beaujon z/n, Curaçao (the “Company”) and Barclays Capital Inc. as representative of the several Underwriters on November 14, 2013 (the “Underwriting Agreement”). We are rendering this legal opinion pursuant to your specific request in connection with the following filings made with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) of (i) a Registration Statement on Form F-3 filed with the Commission on March 11, 2013 (File No. 333-187185), as amended (the “Registration Statement”) and (ii) a Registration Statement on Form F-3 pursuant to Rule 462(b) filed with the Commission on the date hereof (File No. 333-) (the “462(b) Registration Statement”).

In rendering this opinion, we have examined and exclusively relied upon (i) copies (scanned, received by fax or by electronic means, or originals if so expressly stated) of the following documents and (ii) certain additional information described below:

1.	an online extract (uittreksel, the “Extract”) dated the date hereof from the Trade Register of the Chamber of Commerce of Curaçao (the “Trade Register”) relating to the registration of the Company under number 53368(0) and confirmed to us by the Trade Register by telephone on the time and date hereof to have remained unaltered since such date;

2.	a copy of the articles of association (statuten) of the Company as they stand since their latest amendment dated March 11, 2013, which are the currently effective articles of association according to the Extract (the “Articles”);

3.	copies of a foreign exchange license (with no. 046367 issued on July 23, 1991) (the “Foreign Exchange License”), a business license (with no. 1889/92 issued on June 4, 1992) and the directors license for Roni Al-Dor (dated February 15, 2006) and an application request for the directors licenses (dated March 1, 2013) of the other board members of the Company (the “Business License”) (the Foreign Exchange License and Business License hereinafter together the “Licenses”);

4.	a scanned copy of resolutions of the management board of the Company dated November 14, 2013, resolving inter alia the entering into by the Company of the Underwriting Agreement (the “Management Board Resolution”);

5.	a scanned copy of a Management Certificate issued by the managing directors of the Company dated November 4, 2013 in which certificate the Management Board confirms certain aspects with respect to the Company and the entering into of the Underwriting Agreement (the “Management Certificate”);

6.	a scanned copy of the Underwriting Agreement governed by the laws of the State of New York;

7.	a scanned copy of the Registration Statement and the 462(b) Registration Statement;

8.	a scanned copy of the Form 20-F dated March 11, 2013;

9.	a scanned copy of the Preliminary Prospectus, consisting of the Base Prospectus and the Preliminary Prospectus Supplement dated November 13, 2013;

10.	information obtained by telephone on November 14, 2013 from the bankruptcy clerk's office of the Court of First Instance in Curaçao confirming that no petition has been presented to a court for the bankruptcy (faillissement), dissolution (ontbinding en vereffening) or suspension of payments (surséance van betaling) of the Company and that no receiver, trustee, administrator or other similar officer has been appointed in respect of the Company or any of its assets;

We have not reviewed:

1.	the Securities Act;

2.	documents (including corporate resolutions and deeds of issuance) relating to the issuance of shares in the capital of the Company as to the date of this legal opinion;

3.	the shareholders’ register of the Company.

The Registration Statement and the 462 (b) Registration Statement, Form 20-F and the Preliminary Prospectus have only been reviewed by us from a Curacao law perspective.

Headings used in this opinion are for ease of reference only and shall not affect the interpretation hereof. References herein to the plural include the singular and vice versa.

For the purposes of the opinion expressed herein, we have assumed:

(i)	the power, capacity (corporate and other) and authority of all parties (other than the Company) to enter into the Underwriting Agreement and to perform their respective obligations thereunder, the legal capacity (handelingsbekwaamheid) of all individuals who have signed or will sign documents on which we have expressed reliance (including those individuals acting on the Company's behalf) and that the Underwriting Agreement has been or will be (where appropriate) duly authorised, executed and delivered by all parties thereto (other than the Company) and creates valid and legally binding obligations for all such parties as a matter applicable law other than Curaçao law;

(ii)	that each party to the Underwriting Agreement (other than the Company) is duly incorporated and organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation and of the jurisdiction of its principal place of business;

(iii)	that the entering into and performance of the Underwriting Agreement by any party thereto is not unlawful vis-à-vis any third party and does not prejudice the rights of any existing or future creditors of the Company;

(iv)	the due compliance with all matters (including without limitation the obtaining of the necessary consents, licences, approvals, co-operations, permissions and authorisations, the making of the necessary filings, lodgements, registrations and notifications and the payment of stamp duties and other taxes) under any law (other than that of Curaçao) as may relate to or be required in respect of: (a) the Underwriting Agreement, (b) the vesting or perfection of any security interest created thereby and any transfer contemplated thereby, (c) the lawful execution of the Underwriting Agreement, (d) the parties thereto (including the Company) or other persons affected thereby, (e) the performance by or enforcement against the parties thereto (including the Company) or such other persons and (f) the creation of valid and legally binding obligations of all parties to the Underwriting Agreement (including the Company) and the transfers and security interests contemplated thereby enforceable against such parties in accordance with its terms;

(v)	the genuineness of all signatures on the Underwriting Agreement or on the originals thereof, the authenticity and completeness of all documents submitted to us as originals and the conformity of conformed, (photo)copy, e-mail, faxed or specimen documents to the originals thereof;

(vi)	that the Underwriting Agreement has not been amended, supplemented, terminated, rescinded or declared null and void by a court;

(vii)	the absence of any arrangements between the parties to the Underwriting Agreement and/or other persons which modify or supersede any of the terms of the Underwriting Agreement;

(viii)	that the execution of the Underwriting Agreement and the performance of the transactions contemplated thereby are in the best corporate interest of the Company and to its benefit and not prejudicial to its creditors (present and future) and is in furtherance of its corporate objects as meant in section 2:13 of the Curaçao Civil Code;

(ix)	that the Company is not a party to a shareholders agreement with its shareholders (aandeelhoudersovereenkomst) or a company agreement (vennootschappelijke overeenkomst) and that the Company has no internal regulations (reglement) as referred to in article 2:1 paragraph 3 of the Curaçao Civil Code and that the entering into of the Underwriting Agreement has therefore not been made subject to the approval of the shareholders although not constituting conclusive evidence thereof, our assumption is supported by the Contents of the Management Certificate;

(x)	that the Licenses as referred to in paragraphs 3. above are in full force and effect on the date hereof;

(xi)	that neither the Underwriting Agreement nor the transactions contemplated thereby or connected therewith (whether individually or seen as a whole) are or will result in a breach of the laws (including, for the avoidance of doubt, the tax laws) to which they are subject or of any other relevant law (other than the laws of Curaçao on which we opine), or are intended to avoid the applicability or the consequences of such laws (other than those of Curaçao on which we opine) in a manner that is not permitted under such laws (other than those of Curaçao on which we opine);

(xii)	that insofar as any obligation under the Underwriting Agreement falls to be performed in any jurisdiction outside Curaçao, such performance will not be illegal or contrary to the public policy under the laws of that jurisdiction;

(xiii)	that the information set forth in the Extract referred to in paragraph 1. above is complete and accurate on the date hereof and consistent with the information contained in the files kept by the Trade Register with respect to the Company;

(xiv)	the reliability of all search results obtained by electronic data transmission and the accuracy of the results of any printed or computer search of offices of public record; and

(xv)	that (i) the shares in the capital of the Company (other than the Common Shares on which we opine) which are at the date of the opinion issued and outstanding have been duly authorised and validly issued, that (ii) the shares (including the Common Shares) are the entire issued and outstanding share capital of the Company and that the maximum nominal capital of the Company of EUR 550,000 is not exceeded and, that (iii) the shares (other than the Common Shares on which we opine) are fully paid up, although not constituting conclusive evidence thereof, our assumption is supported by the Contents of the Management Certificate;

(xvi)	that the shares in the capital of the Company (including the Common Shares) are or with respect to the Common Shares will be listed on NASDAQ Capital Market and the Tel Aviv Stock Exchange; and

(xvii)	the Common Shares have been issued in accordance with the rules and regulations of NASDAQ Capital Market and the Tel Aviv Stock Exchange.

We have not been concerned with investigating or verifying the accuracy of any matters, guarantees, representations or warranties set out in the Underwriting Agreement (with the exception of those matters on which we have specifically and expressly given our opinion). To the extent that the accuracy of such matters, representations and warranties not so investigated or verified and of any matters stated in any of the other documents listed above (or orally confirmed) is relevant to the contents of this opinion, we have assumed, with your permission, that such matters, representations and warranties were true and accurate when made and remain true and accurate.

Other than to review the documents listed above hereto, we have not examined any contracts, instruments or other documents entered into by or affecting the Company or its corporate records, unless specifically stated otherwise and, although we have made the enquiries referred to in A below, we have not undertaken any investigations or made any other enquiries or searches concerning the Company.

Where an assumption is stated to be made in this opinion, we have not made any investigation or enquiry with respect to the matters that are the subject of such assumption and we express no views as to such matters.

This opinion is confined to the laws of Curaçao in force as at the date hereof as applied and interpreted according to present published case-law of the Curaçao courts, administrative rulings, notices of and communications with the Central Bank of Curaçao and Sint Maarten (Centrale Bank van Curaçao en Sint Maarten, the “Central Bank”) and authoritative literature.

We express no opinion:

(i)	that the future or continued performance of any of the obligations of the Company or the consummation of the transactions contemplated by the Underwriting Agreement will not contravene such laws, application or interpretation, if such laws, application or interpretation are altered in the future;

(ii)	with regard to the effect of any systems of law (other than the laws of Curaçao on which we opine) even in cases where, under Curaçao law, any foreign law falls to be applied and we assume that no such foreign law would affect or qualify our opinion as set out below;

(iii)	except as stated otherwise, on the tax laws of Curaçao or on international law, including (without limitation) the rules of or promulgated under or by any bi-lateral or multilateral treaty or treaty organisation (unless implemented into the laws of Curaçao) or on any anti-trust or competition laws; or

(iv)	on any commercial, accounting, calculating, auditing or other non-legal matter or on the ability of the Company to meet its financial or other obligations under the Underwriting Agreement.

Based upon and subject to the foregoing and to the further qualifications set out below and subject to any matters, documents or events not disclosed to us by the parties concerned in the course of our investigation, we are of the following opinion:

Share Capital

(A)	The maximum nominal capital stock of the Company consists of 54,000,000 common shares and 1,000,000 preferred shares. The Common Shares to be purchased by the Underwriters from the Company, have been duly authorized and validly issued and are fully paid and non-assessable.

The opinion expressed above is subject to the following qualifications:

(A)	the terms “enforceable”, “enforceability”, “valid”, “legal”, “binding” and “effective” (or any combination thereof) where used above, mean that the obligations assumed by the relevant party under the relevant document are of a type which Curaçao law generally recognises and enforces; they do not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms; in particular, enforcement before the courts of Curaçao will in any event be subject to:

(i)	the degree to which the relevant obligations are enforceable under their governing law (if other than Curaçao law);

(ii)	the nature of the remedies available in the Curaçao courts (and nothing in this opinion must be taken as indicating that specific performance or injunctive relief would be available as remedies for the enforcement of such obligations);

(iii)	the acceptance of such courts of jurisdiction and the power of such courts to stay proceedings if concurrent proceedings are being brought elsewhere;

(iv)	prescription or limitation periods (within which suits, actions or proceedings must be brought); and

(v)	the availability of defences such as, without limitation, set-off (unless validly waived), fraud, duress, error, force majeure, unforeseen circumstances, misrepresentation, undue influence, abatement and counter-claim, in addition, our opinion is subject to and limited by the provisions of any applicable bankruptcy (faillissement), insolvency, fraudulent conveyance (actio Pauliana), reorganization, moratorium (surséance van betaling) and other or similar concepts under laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors' rights;

(B)	furthermore, as a matter of the laws of Curaçao, the reliance on or the enforcement of contractual terms and conditions contained in the Underwriting Agreement, may under certain circumstances be contrary to the overriding principle of “fairness and reasonableness” (in Dutch: “redelijkheid en billijkheid”) which governs the relationship between the parties to an agreement and which may affect, inter alia, the reliance on and/or enforcement of contractual provisions such as the following (without any limitation):

(a)	any provision in a contract or document providing that certain calculations or certifications are to be conclusive and binding; such a provision will not be effective if such calculations or certificates are reached on an arbitrary or unreasonable basis or are fraudulent or manifestly inaccurate and will not necessarily prevent judicial enquiry into the merits of any claim by any party thereto;

(b)	any provision of any such contract or document vesting any party with a discretion or a power to determine a matter in its opinion with binding effect for the other party or parties; the laws of Curaçao may require that such discretion or power is exercised reasonably or that such opinion is based on reasonable grounds;

(c)	any provision of any such contract or document stating that no failure or delay in exercising any rights or remedies shall operate as a waiver of such rights or remedies (to the effect that under the proper circumstances a delay or failure to exercise a right within the contractual period of time may operate as a bar to the exercise of such rights or remedies thereafter);

(d)	provisions providing that agreements may only be amended or varied or any provision thereof waived by an instrument in writing may not be effective insofar as they suggest that oral or other modifications, amendments or waivers could not be effectively agreed upon or granted between or by the parties; and

(e)	provisions in an agreement stating that such agreement is the only agreement between the parties may not be effective if one of the parties proves that other agreements, to the extent relevant, validly exist between the parties, furthermore, such principle of fairness and reasonableness may in the proper circumstances impose certain additional duties upon the parties concerned, notwithstanding any provision to the contrary;

(C)	under the laws of Curaçao, each power of attorney (volmacht) or mandate (lastgeving), whether or not irrevocable, granted by the Company in the Underwriting Agreement or otherwise will terminate by force of law, without notice, upon bankruptcy (faillissement), and will cease to be effective in case of a suspension of payments (surséance van betaling), of the Company;

(D)	the enforcement in Curaçao of the Underwriting Agreement will be subject to (i) public policy (ordre public) of Curaçao and (ii) the rules of civil procedure as applied by the Curaçao courts;

(E)	the remedy of specific performance may not always be available under Curaçao law;

(F)	the opinions expressed herein may be affected by the general defences available to obligors under Curaçao law in respect of the validity and enforceability of contractual obligations, such as (i) the principles of fairness and reasonableness and modification on grounds of unforeseen circumstances, (ii) avoidance on grounds of duress (bedreiging), deceit (bedrog) or undue influence (misbruik van omstandigheden), (iii) force majeure and the exemptio non adimpleti contractus (i.e the right to suspend performance as long as the other party is in default in respect of its obligations), (iv) the right of set-off, (v) the right to dissolve an agreement upon default by the other party, (vi) the right to avoid an agreement on grounds of mistake (dwaling), (vii) prescription or limitation periods (within which claims, actions, suits or proceedings must be brought);

(G)	the obligations of the Company under the Underwriting Agreement may be contested by the Company (or its receiver in bankruptcy) on the basis of section 2:13 of the Curaçao Civil Code, if this authority is not excluded by the Articles, and both (a) the execution of the Underwriting Agreement cannot serve the attainment of the objects as expressed in the Articles of the Company and (b) the counterparty or counterparties of the Company under the Underwriting Agreement knew or should reasonably have known (without any enquiry) of this fact;

As regards (a):

In determining whether the entering into of the transactions contemplated by the Underwriting Agreement is in furtherance of the objects and purposes of a Curaçao company, it is important to consider (x) the text of the objects clause in the Articles of such Curaçao company, (y) whether such transactions (including the granting of such guarantee or security) are in the Curaçao company’s corporate interest (vennootschappelijk belang) and to its benefit, and (z) whether or not the subsistence of such Curaçao company is jeopardised by such guarantee or security. The mere fact that a certain transaction (rechtshandeling) is explicitly mentioned in a Curaçao company’s objects clause, may not be conclusive evidence to state that such a transaction is not ultra vires. Following a majority of the authoritative legal writers, the Supreme Court of the Netherlands has rendered judgements that a transaction should in any event be in the corporate interest of a company in order to be intra vires. For the purposes of this opinion we have assumed that the execution and performance by the Company of the Underwriting Agreement is in its corporate interest.

As regards (b):

In the event that a Curaçao company invokes (the defense of) ultra vires before a Curaçao court, and the counterparty to the relevant transaction can demonstrate that it relied on statements as to the scope of the company’s objects clause made by that company’s managing director(s) prior to entering into the relevant agreements, this will give rise to the presumption that such counterparty could reasonably have assumed that the transaction was within the company’s objects. This presumption will avoid the defense being invoked successfully, provided that it cannot be established that the counterparty had actual knowledge that could rebut such presumption;

(H)	The issuance of shares requires a resolution of the general meeting of shareholders or a corporate body so designated in or pursuant to the articles of association (in case of the Company such resolution requires a resolution of the Board of Directors). The actual issuance of shares requires a deed of issuance signed by the company and the acquirer. The issuance of shares listed on a stock exchange, including shares that will immediately afterwards accepted for listing, may be issued in accordance with the regulations or system of such stock exchange.

(I)	Shares can never be issued as bearer shares.

(J)	The maximum nominal capital of the Company is EUR 550,000 divided into (a) 54,000,000 common shares with a par value of one Eurocent (EUR 0.01) and (b) 1,000,000 preferred shares with a par value of one Eurocent (EUR 0.01).

This opinion:

(a)	constitutes the professional legal opinion of an expert Curaçao counsel and references to “awareness” etcetera herein should be interpreted accordingly;
(b)	expresses and describes Curaçao legal concepts in English and not in their original Dutch terms; these concepts may not be identical to the concepts described by the English translations. This opinion shall be governed by and all words and expressions used herein shall be construed and interpreted in accordance with the laws of Curaçao;
(c)	speaks as of 9:00 a.m., Curaçao time on the date stated above;
(d)	is addressed to you and is solely for your benefit;
(e)	is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein.

By accepting the form and substance of, and relying on, this opinion you accept and agree that the opinion is subject to our general terms and conditions as filed on June 12, 2012 with the Court of First Instance at Curaçao, which have been, or will at your request be, as the case may be, sent to you free of charge. Please note that the insurance policy limits the amount of coverage in a case to in total Euro 50 million.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the 462(b) Registration Statement. We also consent to the appearance of our firm’s name under the caption “Legal Matters” in the Prospecuts. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

Yours faithfully,

Spigt Dutch Caribbean N.V.

/s/ Maike Bergervoet

Maike Bergervoet

Attorney at Law